Exhibit 107

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Plymouth Industrial REIT, Inc.
Common Stock, $0.01 par value per share	(1)	(1)
Preferred Stock	(1)	(1)
Depositary Shares	(1)	(1)
Warrants	(1)	(1)
Rights	(1)	(1)
Guarantees of Debt Securities (2)
Plymouth Industrial OP, LP
Debt Securities (2)	(1)	(1)
Total				(3)

(1)
An unspecified and indeterminate aggregate initial offering price, number or amount of securities is being registered as may from time to time be sold at indeterminate prices. The securities covered by this registration statement may be sold or otherwise distributed separately, together or as units with other securities covered by this registration statement. This registration statement also covers delayed delivery contracts pursuant to which the counterparty may be required to purchase such securities, as well as such contracts themselves.

(2)
The debt securities issued by Plymouth Industrial OP, LP may be accompanied by guarantees issued by Plymouth Industrial REIT, Inc. Pursuant to Rule 457(n) of the rules and regulations under the Securities Act of 1933, as amended, or the Securities Act, no separate registration fee will be paid in respect of the registration of any such guarantees.

(3)
In accordance with Rule 456(b) and Rule 457(r), the Registrant is deferring payment of the registration fee, except for filing fees of $76,292 that have already been paid with respect to $699,291,578 of unsold securities previously registered on the Registrant’s Registration Statement on Form S-3 (Registration No. 333-257006) filed with the Securities and Exchange Commission on June 11, 2021. Pursuant to Rule 415(a)(6), the filing fee previously paid in connection with such unsold securities will continue to be applied to such unsold securities which are being carried forward to this to this Registration Statement. Pursuant to Rule 457(p) under the Securities Act, the Registrant hereby offsets the total registration fee due hereunder by $76,292, which represents the remaining portion of the registration fee previously paid with respect to $699,291,578 of unsold securities previously registered on the Registrant’s Registration Statement on Form S-3 (Registration No. 333-257006) filed with the Securities and Exchange Commission on June 11, 2021.